LOAN EXTENSION AGREEMENT
                          for Promissory Note held by
                           HERITAGE BANK - LAFAYETTE

1. DATE AND PARTIES. The date of this Extension Agreement (Agreement) is May 29, 2001 and the parties are the following:

BORROWER:

ZEON CORPORATION a Colorado corporation 1500 Cherry Street Louisville, CO 80027-3036 Tax I.D. # 84-0827610
T. BRYAN ALU
727 8th Street
Boulder, CO 80302
Social Security # 491-58-l 056

BANK: HERITAGE BANK - LAFAYETTE a COLORADO banking corporation 811 South Public Road Lafayette, Colorado 80026-2127 Tax I.D. # 84-0638590

2. BACKGROUND. Borrower executed a promissory note payable to the order of Bank dated June 15, 2000, (Note) evidencing a revolving draw loan (Loan) which Note is further described as follows: Note number 103134-05, in the principal amount of $1,000,000.00, and payable on June 15, 2001. As of the date of this Agreement, the principal balance on the Note is $307,275.15, and the accrued interest is $1,306.74. The total amount currently due on the Note is $308,581.89. Borrower and Bank hereby agree to extend the Note on the terms contained in this Agreement.

3. SECURITY. The Note is and shall continue to be secured by the following type(s) (or items) of property (Collateral):

Accounts
Equipment
General Intangibles
Securities
Inventory
Chattel Paper

which includes (but is not limited to) the following described property: All business assets now owned and hereafter acquired and wherever located: Accounts, Equipment, Inventory, Contracts and Contract Rights and General Intangibles.
Previously encumbered with UCC filing with Colorado Secretary of State on September 29, 1997. Four certificates of Data Display Corporation Common Stock for 14,007,361 shares and Three certificates of Zeon Corporation Common Stock for 35,820 shares See attached Schedule A.


The term "Collateral" further includes, but is not limited to, the following property, whether now owned or hereafter acquired, and whether or not held by a bailee for the benefit of the Owner or owners, all: accessions, accessories, additions, fittings, increases, insurance benefits and proceeds, parts, products, profits, renewals, rents, replacements, special tools and substitutions, together with all books and records pertaining to the Collateral and access to the equipment containing such books and records including computer stored information and all software relating thereto, plus all cash and non-cash proceeds and all proceeds of proceeds arising from the type(s) (items) of property listed above.

4. TERMS. Borrower shall pay Bank as follows:

A. $15,000.00 as consideration for extending the Note on the date of thisthls Agreement.

B. The Note Is hereby amended to provide that from the date of this Agreement, the principal of $2.000,000.00 (Principal) or so much thereof as may, from time to time, be advanced to Borrower hereunder will accrue Interest at an annual rate equal to 1 percentage point above Bank's Reference Rate, as adjusted and announced from time to time until the Note matures or the obligation Is accelerated. me Reference Rate, plus 1 percentage point, may also be referred to hereafter as the "Contract Rate".

Heritage Bank's Reference rate Is the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as set forth In the Wall Street Journal. The Contract Rate Is the sum of Bank's Reference Rate (7%) plus 1 percentage point The effective Contract Rate today Is 8%. Bank's Reference Rate today Is not necessarily the lowest Extension Agreement (c)1984, Bankers Systems, Inc. St. Cloud. MN CO-83-041700-2.94-l initials ZEON CORPORATION 05 05/29/01 " READ ANY PAGE WHICH FOLLOWS FOR ANY REMAINING PROVISIONS.n PAGE 1 rate at which Bank lends Its funds. The Reference Rate Is only an Index rate from which Interest rates actually charged to customers may be measured. The use of the Reference Rate Is for convenience only and does not constitute a commitment by Bank to lend money at a preferred rate of Interest The Reference Rate Is a benchmark for pricing certain types of loans. Depending on the circumstances, such as the amount and term of the loan, the credit worthiness of the borrower or any guarantor, the presence and nature of collateral and other relationships between a borrower and Bank, loans may be priced at, above or below the Reference Rate.

All adjustments to the Contract Rate will be made on each day that the Reference Rate changes. Any Increase to the Reference Rate may be carried over to a subsequent adjustment date without resulting In a waiver or forfeiture of such adjustment, provided an adjustment to the Contract Rate Is made within one year from the date of such Increase. Any change In the Contract Rate will take the form of different payment amounts. After maturity or acceleration, the unpaid balance shall bear Interest at the rate specified In the Note until paid. The Loan and the Note are limited to the maximum lawful amount of Interest (maximum Lawful Interest) permitted under federal and state laws. If the Interest accrued and collected exceeds the maximum Lawful Interest as of the time of collection, such excess shall be applied to reduce the principal amount outstanding, unless otherwise required by law. If or when no principal amount Is outstanding, any excess Interest shall be refunded to Borrower according to the actuarial method. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.


C. Accrued Interest Is due and payable In 11 monthly payments on the 15th day of each month, beginning June 15, 2001, or the day following If the payment day Is a holiday or Is a non-business day for Bank. Unless paid prior to maturity, the last scheduled payment plus all unpaid principal, accrued Interest, costs and expenses are due and payable on May 15, 2002, which Is the date of maturity. If the Contract Rate changes, any remaining payments may be a different amount All amounts shall be paid In legal U.S. currency. Any payment made with a check will constitute payment only when collected.

D. This Agreement evidences an extension on a revolving draw note and all or part of the undrawn principal shall be advanced from time to time by Bank upon request of Borrower or any authorized agent of Borrower subject to all of the following conditions:

         A. There has not been a default by Borrower or any other party.
         B. Bank has received all documents, information, and warranties as Bank may require, all properly executed, If appropriate, In a form acceptable to Bank.
         C. A request for the advance Is received from Borrower or Borrower's authorized agent prior to the maturity date of the Loan In a form acceptable to Bank.
         D. Bank has made all inspections which Bank considers necessary and Bank Is satisfied with the same. Any authorized agent of Borrower shall have authority to direct the disposition of any such advances until written notice of the revocation Is received by Bank. The amount of advances under the Loan that are outstanding and unpaid shall never exceed $2,000,000.00. Interest shall accrue only on the amount of outstanding principal that Is drawn and unpaid under the Loan and this Agreement In the event of default, Bank Is not obligated to make any additional advances regardless of the amount of principal that Is not drawn at the time of default


5. WARRANTIES. To induce Bank to enter into this Agreement, Borrower warrants that:

         A. Borrower has no existing defenses or right of offset against the Note or any documents securing the Note.
         B. Borrower reaffirms all of the terms of the Note and any documents securing the Note.
         C. Since the Note was signed by Borrower, the ownership of the property securing the Note has not been altered nor has any lien or claim been tiled or threatened to be filed against the property (other than Bank's lien securing the Note).

6. CONTINUATION OF PROVISIONS. Except as expressly modified in this Agreement, all of the provisions of the Note and any other documents securing the Note remain in full force and effect.

7. GENERAL PROVISIONS.

         A. TIME IS OF THE ESSENCE. Time is of the essence in Borrower's performance of all duties and obligations imposed by this Agreement.
         B. NO WAIVER BY BANK. Bank's course of dealing, or Bank's forbearance from, or delay in, the exercise of any of Bank's rights, remedies, privileges or right to insist upon Borrower's strict performance of any provisions contained in this Agreement, or other loan documents, shall not be construed as a waiver by Bank, unless any such waiver is in writing and is signed by Bank.
         C. AMENDMENT. The provisions contained in this Agreement may not be amended, except through a written amendment which is signed by Borrower and Bank.
         D. INTEGRATION CLAUSE. This written Agreement and all documents executed concurrently herewith, represent the entire understanding between the parties as to the Obligations and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
         E. FURTHER ASSURANCES. Borrower agrees, upon request of Bank and within the time Bank specifies, to provide any information, and to execute, acknowledge, deliver and record or file such further instruments or documents as may be required by Bank to secure the Note or confirm any lien.
         F. GOVERNING LAW. This Agreement shall be governed by the laws of the State of COLORADO, provided that such laws are not otherwise preempted by federal laws and regulations.

         G. FORUM AND VENUE. In the event of litigation pertaining to this Agreement, the exclusive forum, venue and place of jurisdiction shall be in the State of COLORADO, unless otherwise designated in writing by Bank or otherwise required by law.
         H. SUCCESSORS. This Agreement shall inure to the benefit of and bind the heirs, personal representatives, successors and assigns of the parties; provided however, that Borrower may not assign, transfer or delegate any of the rights or obligations under this Agreement.
         I. NUMBER AND GENDER. Whenever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.
         J. DEFINITIONS. The terms used in this Agreement, if not defined herein, shall have their meanings as defined in the other documents executed contemporaneously, or in conjunction, with this Agreement.
         K. PARAGRAPH HEADINGS. The headings at the beginning of any paragraph, or any subparagraph, in this Agreement are for convenience only and shall not be dispositive in interpreting or construing this Agreement.
         L. IF HELD UNENFORCEABLE. If any provision of this Agreement shall be held unenforceable or void, then such provision to the extent not otherwise limited by law shall be severable from the remaining provisions and shall in no way affect the enforceability of the remaining provisions nor the validity of this Agreement.
         M. CHANGE IN APPLICATION. Borrower will notify Bank in writing prior to any change in Borrower's name, address, or other application information.
         N. NOTICE. All notices under this Agreement must be in writing. Any notice given by Bank to Borrower hereunder will be effective upon personal delivery or 24 hours after mailing by first class United States mail, postage prepaid, addressed to Borrower at the address indicated below Borrower's name on page one of this Agreement. Any notice given by Borrower to Bank hereunder will be effective upon receipt by Bank at the address indicated below Banks name on page one of this Agreement. Such addresses may be changed by written notice to the other party.


8. RECEIPT OF COPY. Borrower acknowledges receiving a copy of this Agreement.

BORROWER:
  ZEON CORPORATION
    a Colorado  corporation                       [Corporate Seal*]

By: /s/ T. BRYAN ALU
    ---------------------------
    T. Bryan Alu, President

(*Corporate seal may be affixed, but failure to affix shall not affect validity or reliance.)

/s/ T. Bryan Alu
-------------------------------
T. BRYAN ALU
Individually


APPROVED:  May  29,200l

BANK:  HERITAGE  BANK -  Lafayette
   a COLORADO  banking  corporation              [Corporate Seal*]

By: /s/ DAVID F. AHLRICHS
    ------------------
    David F. Ahlrichs ,  LOAN OFFICER

(*Corporate seal may be affixed, but failure to affix shall not affect validity or relianCe.)

THIS IS THE LAST PAGE OF A 3 PAGE DOCUMENT. EXHIBITS AND/OR ADDENDA MAY FOLLOW.

                            MODIFICATION AGREEMENT
                          for Promissory Note(s) held by
                           HERITAGE BANK - LAFAYETTE


1. DATE AND PARTIES. The date of this Extension Agreement (Agreement) is May 29, 2001 and the parties are the following:

BORROWER:

ZEON CORPORATION a Colorado corporation 1500 Cherry Street Louisville, CO 80027-3036 Tax I.D. # 84-0827610
T. BRYAN ALU
727 8th Street
Boulder, CO 80302
Social Security # 491-58-l 056

BANK: HERITAGE BANK - LAFAYETTE a COLORADO banking corporation 811 South Public Road Lafayette, Colorado 80026-2127 Tax I.D. # 84-0638590


2. BACKGROUND. Borrower executed a promissory note payable to the order of Bank dated June 15, 2oo0, (Note) evidencing a revolving draw loan (Loan) which Note is further described as follows: Note number 103134-05, in the principal amount of $1,000,000.00, and payable on June 15, 2001. As of the date of this Agreement, the principal balance on the Note is $307,275.15, and the accrued interest is $1,306.74. The total amount currently due on the Note is $308,581.89. Borrower and Bank hereby agree to modify the Note on the terms contained in this Agreement.


3. MODIFICATION. The terms and conditions of the loan (Loan) are hereby modified to read as follows:

         As of this date the Llne of Credit will be Increased to $2,000,000.00, and T. Bryan Alu Is added back as a slgnor on the loan. All other terms are to remaln the same.

4. CONTINUATION OF ALL OTHER TERMS AND CONDITIONS. This Agreement shall operate as a modification only and shall relate back to the execution and delivery of the original Note. All other terms and conditions of this Loan contained in the loan documents not specifically referred to and modified herein continue in full force and effect, and Borrower hereby ratifies and confirms the SKUNK, priority and enforceability of each document securing the Loan.

5. RECEIPT OF COPY. Borrower acknowledges receiving a copy of this Agreement.

BORROWER:
  ZEON CORPORATION
    a Colorado  corporation                       [Corporate Seal*]

By: /s/ T. BRYAN ALU
    ---------------------------
    T. Bryan Alu, President

(*Corporate seal may be affixed, but failure to affix shall not affect validity or reliance.)

/s/ T. Bryan Alu
-------------------------------
T. BRYAN ALU
Individually


APPROVED:  May  29,200l

BANK:  HERITAGE  BANK -  Lafayette
   a COLORADO  banking  corporation              [Corporate Seal*]

By: /s/ DAVID F. AHLRICHS
    ------------------
    David F. Ahlrichs ,  LOAN OFFICER

(*Corporate seal may be affixed, but failure to affix shall not affect validity or relianCe.)